C O T T O N V A L L E Y E N E R G Y C O R P O R A T I O N
                5232 FOREST LANE, SUITE 120, DALLAS, TEXAS 75244
                       ph: 214-363-1990 FAX: 214-363-1070
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February __, 1995

Decker Exploration, Inc.
921 Main St., Suite 1518
Houston, Texas 77002

Attn: Mr. Mark Decker

Re:      Letter Agreement
         Movico Prospect
         Mobile County, Alabama

Dear Mark:

Pursuant to our conversations and agreement, Cotton Valley Energy Corporation ("CVE") agrees to purchase from Decker Exploration, Inc. and Leeman Energy Corp. (hereinafter "Sellers"), and Sellers agree to sell to CVE, a 25% working interest in the Movico Prospect subject to the following terms and conditions:

     1. CVE will pay 25% of $450,000 to Sellers for leasehold, geology and geophysical expenses ("Prospect Costs").

     2. CVE will own a 25% working interest in the prospect and pay 25% of the initial well costs.

     3. Sellers will deliver an Assignment of 25% working interest in the Oil and Gas Leases described in Exhibit A hereto with a minimum weighted net revenue interest of 77% of 25%. Sellers will retain a reversionary working interest of 15% of 8/8ths after payout of all prospect costs and well costs ("Project Payout").

     4. CVE will have the right of review and approval of all leases, lease options and title.

     5. The parties will negotiate and attempt in good faith to enter into a mutually acceptable Participation Agreement and Joint Operating
          Agreement within 30 days of Sellers receiving letter agreement commitments for 100% of the working interest, however, CVE may, for any reason, determine that the proposed Participation or Joint Operating Agreements or operator are unacceptable and withdraw from this letter of intent without any obligation to Sellers. Sellers may terminate this letter agreement in the event CVE fails to pay compensation, fails to execute agreement, or perform any of the above after the remaining 75% working interest has been committed by third parties.


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Decker Exploration, Inc.
February ___, 1995
Page 2

     6. An area of mutual interest (AMI) will be established around the prospect, as shown in Exhibit B hereto, such that any additional interest delivered to or acquired by the working interest parties within the AMI will be subject to the reversionary working interest in paragraph 3 and to a 3% of 8/8ths overriding royalty interest that will be assigned to Sellers.

     7. Within 90 days of executing a mutually acceptable Participation Agreement and Joint Operating Agreement (but in no event earlier than September 1, 1995), the working interest participants will at their own cost and expense commence the drilling of the initial well at a mutually acceptable location to test the Smackover and Norphlet formations.


If you are in agreement with the above terms and conditions, please indicate your acceptance in the space provided below and return a copy to me at your earliest convenience.

Yours very truly,

COTTON VALLEY ENERGY CORPORATION


By:________________________________
         Title:

AGREED TO AND ACCEPTED as of this ___ Day  of February

DECKER EXPLORATION, INC.


By:_________________________________
         Title:


LEEMAN ENERGY CORP.


By:_________________________________
         Title:


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